Exhibit 16.1
June 14, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the independent registered public accounting firm for WM Technology, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 14, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Baker Tilly US, LLP